Exhibit 99.1

NEWSTAR REPORTS FIRST QUARTER 2010 RESULTS

Loss narrows as credit costs decline and loan demand begins to rebound

•	Provision for credit losses declined 31% to $27.0 million and new specific reserves declined 44% to $22.3 million from the prior quarter

•	NPAs declined 4% to $165.8 million, while the allowance for loan losses increased slightly to $116.0 million, or 6.04% of loans and 74% of non-performing loans

•	Loan origination increased to $62 million and the pipeline improved as loan demand began to rebound

•	Net interest margin decreased due to accelerated amortization of deferred financing fees and higher cost of funds from a new CLO and revolving credit notes

•	Renewed $50 million credit facility with improved pricing and advance rates

Boston, May 5, 2010 – NewStar Financial, Inc. (NASDAQ: NEWS), a Boston-based commercial finance company, today reported an adjusted net loss for the first quarter of 2010 of $9.2 million, or $0.19 per diluted share. On a GAAP basis, the Company reported a net loss of $9.9 million, or $0.20 per diluted share, which reflected $0.7 million after-tax non-cash equity compensation expense related to the 2006 IPO.

“Adjusted net income (loss)” and other non-GAAP financial measures used in this release are defined under “Non-GAAP Financial Measures” on page 5. Reconciliations between GAAP and adjusted (non-GAAP) measures can be found in the attached financial tables.

“As expected, the credit outlook for the Company continued to improve in the first quarter as our provision for credit losses decreased meaningfully from the fourth quarter. Although non-performing assets remain elevated and we have more work to do to resolve impaired loans, we expect this positive trend to continue through the year as our borrowers benefit from a rebound in economic activity,” said Tim Conway, Chairman and Chief Executive Officer. “If this trend continues as expected, we would return to profitability in the second quarter and be profitable for the full year. As loan demand continues to improve, the Company is also well positioned to increase lending activity in an environment that remains attractive for middle market lenders,” he added.

“Most of our key operating metrics improved in the first quarter except for an expected decline in reported net interest margin. This was partially due to an increase in interest expense associated with the acceleration of deferred financing fees in connection with an early retirement of debt,” added John Bray, NewStar’s Chief Financial Officer. “As a result, we expect the margin to widen in the second quarter to a level that also reflects the higher cost of funds of the revolving credit notes and the new CLO issued in the first quarter.”

Loan Credit Quality

•	The provision for credit losses decreased 31%, or $12.0 million, to $27.0 million in the first quarter of 2010 compared to $39.0 million in the fourth quarter of 2009.

•	Approximately $22.3 million of additional specific reserves were established in the first quarter of 2010, down 44%, or $17.7 million, from $40.0 million in the fourth quarter of 2009.

•

The allowance for credit losses increased to $116.0 million, or 6.04% of loans and 74.2% of NPLs, at March 31, 2010, compared to $114.5 million, or 5.68%, at December 31, 2009 and $65.0 million or 2.81% at March 31, 2009.

•

Loans totaling $18.8 million as of March 31, 2010 were placed on non-accrual status in the first quarter of 2010. The loans were to companies operating in the environmental services, entertainment/leisure, media, and building materials industry sectors.

•

At March 31, 2010, loans with an aggregate outstanding balance, net of charge-offs, of $156.3 million were on non-accrual status compared to loans with an aggregate outstanding balance, net of charge-offs, of $162.7 million at December 31, 2009. Non-performing assets, net of charge-offs, specific reserves and other adjustments were $114.6 million, or 49% of their aggregate face amount, as of March 31, 2010.

•	Non-accrual loans with an outstanding balance of $138.8 million and an additional accruing loan with an outstanding balance of $5.0 million as of March 31, 2010 were also delinquent loans.

•

Net charge-offs were $25.6 million, or 5.40% of loans on an annualized basis, in the first quarter of 2010 compared to $25.7 million or 5.06% of loans on an annualized basis in the fourth quarter of 2009.

•

The Company owned interests in two properties valued at $5.8 million (net of a non-controlling interest) and $3.7 million, respectively, which were included in other real estate owned (“OREO”) as of March 31, 2010.

Funding and Capital

•

Completed a $275 million CLO on January 7, 2010 that is scheduled to mature on July 30, 2018. Proceeds from the transaction were used to repay all outstanding borrowings under the DB (Deutsche Bank) Term Funding credit facility and certain advances under the Company’s warehouse line of credit with Citi.

•

Entered into a note agreement with an institutional investor on January 5, 2010 establishing a $75 million revolving credit facility with a maturity date of July 5, 2013. The facility was undrawn and fully available as of March 31, 2010.

•	Amended an existing credit facility with Citi to reduce the size of the facility from $150 million to $75 million (with approximately $41 million drawn as of March 31, 2010).

•	Amended an existing $50 million credit facility with Natixis to extend its maturity to May 2011, reduce pricing and increase advance rates for new loans.

•	Approximately 94% of loans were funded by long term capital at March 31, 2010.

•

Approximately 78% of loans were funded by securitized term debt at attractive, locked-in spreads as of March 31, 2010. The ability to re-invest collections from repayments and amortization of certain of these loans represents a continuing source of funding.

•

Balance sheet leverage was 2.8x as of March 31, 2010, down slightly from 3.0x at December 31, 2009 due principally to repayment of advances under credit facilities and amortization of debt issued by CLO 2005-1.

•	Total cash and equivalents as of March 31, 2010 were $145 million, of which $18 million was unrestricted. Unrestricted cash decreased from approximately $40 million at

December 31, 2009 and restricted cash decreased from approximately $137 million to $127 million.

Managed and Owned Loan Portfolios

•	Total origination volume for the first quarter of 2010 was $61.9 million, which reflected improving demand for loans and increased lending activity.

•	The composition of the owned loan portfolio continued to reflect a focus on senior debt with 96% invested in 1st lien senior secured loans and debt investments at March 31, 2010.

•

The managed loan portfolio was $2.5 billion as of March 31, 2010 (down from $2.6 billion at December 31, 2009), reflecting the net impact of prepayments and scheduled amortization of existing loans, as well as charge-offs, which was offset by modest new loan origination. Managed loan portfolio was down from $2.9 billion at March 31, 2009.

•	Assets managed for the NCOF were $508 million at March 31, 2010, down 6% from December 31, 2009 and down from $557 million at March 31, 2009.

•	The owned loan portfolio was $1.9 billion as of March 31, 2010 down slightly from December 31, 2009.

•

The owned loan portfolio continued to be balanced across industry sectors and highly diversified by issuer. As of March 31, 2010, no outstanding borrowings by a single issuer represented more than 1.4% of total loans outstanding, and the ten largest issuers comprised approximately 9.0% of the loan portfolio.

Net Interest Income / Margin

•	Net interest income before provision for credit losses was $16.1 million for the first quarter of 2010 compared to $24.4 million for the fourth quarter of 2009.

•

Net interest margin decreased 128 bps to 3.03% for the first quarter of 2010 compared to 4.31% for the fourth quarter of 2009 and 3.58% for the first quarter of 2009 due principally to the accelerated amortization of deferred financing fees and higher cost of funds of the Company’s recent CLO and revolving note financings.

•	Excluding the impact of the acceleration of deferred financing fees, the net interest margin would have been 65 bps higher or 3.68%.

•	Adjusting for the impact of non-performing loans, the portfolio yield would have been 52 bps higher and net interest margin would have been 4.21%.

Non-Interest Income

•	Non-interest income was $4.6 million for the first quarter of 2010 compared to a $4.4 million for the fourth quarter of 2009, and $6.3 million of income for the first quarter of 2009.

•

Non-interest income in the first quarter of 2010 consisted primarily of a $2.9 million gain on repurchase of debt, $0.7 million of asset management income, $0.5 million of unused fees on revolving credit commitments and $0.2 million of agency fees.

Expenses

•	Operating expenses were relatively stable at $9.8 million in the first quarter of 2010 compared to $9.6 million in the fourth quarter of 2009 due principally to higher workout expenses.

•	The Company had 59 employees as of 3/31/2010.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Investor Relations section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call. International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through May 8, 2010 by dialing 800-642-1687. International callers should call 706-645-9291. For all replays, please use the passcode 68512041. The audio replay will also be available through the Investor Relations section at www.newstarfin.com.

About NewStar Financial

NewStar Financial (NASDAQ:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle markets. The Company specializes in providing senior secured debt financing for the acquisition or recapitalization of mid-sized companies and commercial real estate. NewStar originates loans directly through a team of experienced, senior bankers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $20 million and selectively underwrites or arranges larger transactions for syndication to other lenders.

NewStar is headquartered in Boston MA and has regional offices in Darien CT and Chicago IL. For more detailed transaction and contact information please visit www.newstarfin.com.

Contact:

Colleen M. Banse	Brian J. Fischesser
500 Boylston St., Suite 1250	500 Boylston St., Suite 1250
Boston, MA 02116	Boston, MA 02116
P. 617.848.2502	P. 617.848.2512
F. 617.848.4390	F. 617.848.4398
cbanse@newstarfin.com	bfischesser@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, objectives, future performance, financing plans and business. As such, they are subject to material risks and uncertainties, including our limited operating history; the general state of the economy; our ability to compete effectively in a highly competitive industry; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2009 Annual Report on Form 10-K, as supplemented by the Risk Factors contained in our Quarterly Reports on Form 10-Q. NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 with the SEC on or before

May 10, 2010 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

References to “adjusted net income” and “adjusted earnings per share” mean net income or earnings per diluted share, respectively, as determined under GAAP, excluding the following items: compensation expense related to restricted stock grants made since our inception as a private company, including equity awards made in connection with the initial public offering; including the impact on our effective tax rate. GAAP requires that these items be included in net income. NewStar management uses “adjusted net income” and “adjusted earnings per share” to make operational and investment decisions, and NewStar believes that they provide useful information to investors in their evaluation of our financial performance and condition. Excluding the financial results and expenses incurred in connection with the compensation expense related to restricted stock grants made since our inception as a private company, eliminates unique amounts that make it difficult to assess our core performance and compare our period-over-period results. A reconciliation of adjusted net income to net income is included on page 7 of this release.

Adjusted return on average assets means adjusted net income divided by average assets for the period excluding the retained residual interest. Adjusted return on average equity means adjusted net income divided by average equity for the period. Adjusted efficiency ratio means operating expenses determined in accordance with GAAP less i) compensation expense related to restricted stock grants made since our inception as a private company. The adjusted ratios exclude unique expenses that make it difficult to assess our core performance and compare our period-over-period results.

A reconciliation of our adjusted financial measures to their GAAP equivalents is included on page 9 of this release. NewStar’s adjusted financial measures should not be considered as alternatives to financial measures determined in accordance with GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

($ in thousands)	March 31, 2010	December 31, 2009	March 31, 2009
Assets:

Cash and cash equivalents	$17,783	$39,848	$57,581
Restricted cash	127,347	136,884	108,889
Investments in debt securities, available-for-sale	4,051	4,183	2,676
Loans held-for-sale, net	18,457	15,736	—
Loans, net	1,784,634	1,878,978	2,234,467
Deferred financing costs, net	21,311	18,557	19,611
Interest receivable	8,470	7,949	8,640
Property and equipment, net	910	976	1,112
Deferred income taxes, net	60,505	56,449	29,794
Income tax receivable	10,257	7,260	6,268
Other assets	39,030	33,252	37,730

Total assets	$2,092,755	$2,200,072	$2,506,768

Liabilities:

Credit facilities	$56,349	$91,890	$378,870
Term debt	1,455,008	1,523,052	1,503,616
Accrued interest payable	3,730	2,774	3,544
Accounts payable	720	645	417
Other liabilities	34,998	31,591	42,227

Total liabilities	1,550,805	1,649,952	1,928,674

NewStar Financial, Inc. stockholders’ equity	537,803	546,062	578,094
Noncontrolling interest	4,147	4,058	—

Total stockholders’ equity	541,950	550,120	578,094

Total liabilities and stockholders’ equity	$2,092,755	$2,200,072	$2,506,768

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
($ in thousands, except per share amounts)	March 31, 2010	December 31, 2009	March 31, 2009
Net interest income:
Interest income	$29,103	$31,943	$35,925
Interest expense	13,049	7,553	13,765

Net interest income	16,054	24,390	22,160
Provision for credit losses	27,047	39,032	25,307

Net interest income (loss) after provision for credit losses	(10,993)	(14,642)	(3,147)

Non-interest income:
Fee income	381	415	493
Asset management income	651	716	787
Gain (loss) on derivatives	18	41	144
Other income (expense)	3,521	3,274	4,898

Total non-interest income	4,571	4,446	6,322
Operating expenses:
Compensation and benefits	6,384	6,512	5,627
Occupancy and equipment	644	791	780
General and administrative expenses	2,765	2,257	3,501

Total operating expenses	9,793	9,560	9,908

Loss before income taxes	(16,215)	(19,756)	(6,733)
Income tax benefit	(6,373)	(6,405)	(1,783)

Net loss before noncontrolling interest	(9,842)	(13,351)	(4,950)
Net income attributable to noncontrolling interest	(89)	(54)	—

Net loss	$(9,931)	$(13,405)	$(4,950)

After tax adjustments to net loss:
IPO related compensation and benefits expense (1)	685	1,872	2,051

Adjusted net loss	$(9,246)	$(11,533)	$(2,899)

Net income loss per share:
Basic	$(0.20)	$(0.27)	$(0.10)
Diluted	$(0.20)	$(0.27)	$(0.10)

Weighted average shares outstanding:
Basic	49,938,701	49,349,508	48,778,526
Diluted	49,938,701	49,349,508	48,778,526

Adjusted net loss per share:
Basic	$(0.19)	$(0.23)	$(0.06)
Diluted	$(0.19)	$(0.23)	$(0.06)

Adjusted weighted average shares outstanding:
Basic	49,938,701	49,349,508	48,778,526
Diluted	49,938,701	49,349,508	48,778,526

(1)	Non-cash compensation charge related to restricted stock grants made since our inception as a private company, including equity awards made in connection with the initial public offering.

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

Three Months Ended
($ in thousands)	March 31, 2010	December 31, 2009	March 31, 2009
Performance Ratios:
Return on average assets	(1.88)%	(2.36)%	(0.79)%
Return on average equity	(7.37)	(9.52)	(3.44)
Net interest margin, before provision	3.03	4.31	3.58
Efficiency ratio	47.69	33.22	34.79
Loan portfolio yield	5.91	5.98	6.05

Credit Quality Ratios:
Delinquent loan rate (at period end)	7.23%	6.15%	2.65%
Delinquent loan rate for accruing loans 60 days or more past due (at period end)	0.26	0.99	0.09
Non-accrual loan rate (at period end)	8.14	8.08	3.84
Non-performing asset rate (at period end)	8.63	8.55	4.11
Annualized net charge off rate (end of period loans)	5.40	5.06	2.50
Annualized net charge off rate (average period loans)	5.21	4.82	2.42
Allowance for credit losses ratio (at period end)	6.04	5.68	2.81

Capital and Leverage Ratios:
Equity to assets	25.75%	24.87%	23.06%
Debt to equity	2.81	x	2.96	x	3.26	x
Book value per share	$10.79	$10.92	$11.76

Average Balances:
Loans and other debt products, gross	$1,994,120	$2,116,423	$2,391,487
Interest earning assets	2,146,723	2,244,964	2,513,341
Total assets	2,141,216	2,253,274	2,544,764
Interest bearing liabilities	1,566,627	1,648,877	1,916,508
Equity	546,234	558,570	583,346

Allowance for credit loss activity:
Balance as of beginning of period	$114,470	$101,117	$53,977
General provision for credit losses	4,755	(1,002)	(1,409)
Specific provision for credit losses	22,292	40,034	26,716
Net charge offs	(25,565)	(25,679)	(14,271)

Balance as of end of period	$115,952	$114,470	$65,013

Supplemental Data (at period end):
Investments in debt securities, gross	$6,600	$6,635	$6,772
Loans held-for-sale, gross	18,668	15,990	—
Loans held-for-investment, gross	1,920,792	2,013,588	2,316,930

Loans and investments in debt securities, gross	1,946,060	2,036,213	2,323,702
Unused lines of credit	222,894	230,838	316,917
Standby letters of credit	15,508	18,771	32,011

Total funding commitments	$2,184,462	$2,285,822	$2,672,630

Loan portfolio	$1,946,060	$2,036,213	$2,323,702
Loans owned by NewStar Credit Opportunities Fund	508,120	542,504	557,491

Managed loan portfolio	$2,454,180	$2,578,717	$2,881,193

Loans held-for-sale, gross	$18,668	$15,990	$—
Loans held-for-investment, gross	1,920,792	2,013,588	2,316,930

Total loans, gross	1,939,460	2,029,578	2,316,930
Deferred fees, net	(21,025)	(20,999)	(19,225)
Allowance for loan losses - general	(43,239)	(38,485)	(35,080)
Allowance for loan losses - specific	(72,105)	(75,380)	(28,158)

Total loans, net	$1,803,091	$1,894,714	$2,234,467

NewStar Financial, Inc.

Non-GAAP Data

(unaudited)

	Adjusted
	Three Months Ended
($ in thousands)	March 31, 2010	December 31, 2009	March 31, 2009
Performance Ratios:
Return on average assets	(1.75)%	(2.03)%	(0.46)%
Return on average equity	(6.86)	(8.19)	(2.02)
Efficiency ratio	42.21	28.21	31.37

Consolidated Statement of Operations Adjustments(1):
Operating expenses	$9,793	$9,560	$9,908
Less: IPO related compensation and benefits expense (2)	1,125	1,440	973

Adjusted operating expenses	$8,668	$8,120	$8,935

(1)	Adjustments are pre-tax.
(2)	Non-cash compensation charge related to restricted stock grants made since our inception as a private company, including equity awards made in connection with the initial public offering.

NewStar Financial, Inc.

Portfolio Data

(unaudited)

($ in thousands)	March 31, 2010		December 31, 2009		March 31, 2009

Portfolio Data:
First mortgage	$306,010	15.7%	$306,075	15.0%	$378,162	16.3%
Senior secured asset-based	23,443	1.2	26,463	1.3	35,207	1.5
Senior secured cash flow	1,533,501	78.8	1,621,816	79.6	1,804,417	77.7
Senior subordinated asset-based	40,636	2.1	40,810	2.0	57,336	2.5
Senior subordinated cash flow	1,757	0.1	—	—	8,182	0.3
Second lien	40,004	2.1	33,680	1.7	33,311	1.4
Mezzanine/subordinated	709	—	7,369	0.4	7,087	0.3

Total	$1,946,060	100.0%	$2,036,213	100.0%	$2,323,702	100.0%

Middle Market Corporate	$1,625,500	83.5%	$1,715,554	84.3%	$1,926,055	82.9%
Commercial Real Estate	320,560	16.5	320,659	15.7	397,647	17.1

Total	$1,946,060	100.0%	$2,036,213	100.0%	$2,323,702	100.0%